Chimerix Announces Appointment of M. Michelle Berrey, M.D., M.P.H. as

Chief Executive Officer

DURHAM, NC, April 9, 2014 – Chimerix, Inc. (NASDAQ: CMRX), a biopharmaceutical company developing novel, oral antivirals in areas of high unmet medical need, today announced the appointment of M. Michelle Berrey, M.D., M.P.H. to the position of President and Chief Executive Officer. Dr. Berrey succeeds Kenneth I. Moch following his resignation from that role to pursue other interests. In addition, Dr. Berrey will continue to serve as Chimerix’s Chief Medical Officer.

Prior to joining Chimerix as Chief Medical Officer in November 2012, Dr. Berrey was Chief Medical Officer at Pharmasset, Inc., a company that focused on the development of nucleotide analogs for the treatment of hepatitis C, from 2007 until its acquisition by Gilead Sciences, Inc. in January 2012.

“We are grateful for Ken's contributions to Chimerix and his leadership during the company’s transition to a publicly traded company. We are now entering a critical stage of the clinical development of brincidofovir. Our goal is to complete the requirements for regulatory approval of brincidofovir as rapidly as possible and we believe Dr. Berrey has the qualifications and expertise in abundance to accomplish that objective,” said Ernest Mario, Ph.D., Chairman of the Board of Directors. “I believe Dr. Berrey has demonstrated the leadership skills and vision to guide Chimerix through this critical phase in the company’s evolution.”

“It is a privilege to be asked to lead Chimerix at this point in the company’s growth. I am pleased with our clinical development progress to date for brincidofovir and the strength of the scientific underpinnings of our organization. Our focus remains to advance brincidofovir toward regulatory approval for the prevention of cytomegalovirus infection and other infections caused by DNA viruses,” said Dr. Berrey. “Chimerix has the potential to bring an important antiviral for prevention and treatment to immunocompromised patients who today have limited or no treatment available.”

About Brincidofovir (CMX001)

Chimerix's lead product candidate, brincidofovir, has the potential to be the first broad-spectrum antiviral for the prevention and treatment of clinically significant infections caused by DNA viruses. Brincidofovir is an oral nucleotide analog that has shown in vitro antiviral activity against all five families of DNA viruses that affect humans, including cytomegalovirus (CMV), adenovirus (AdV), BK virus (BKV) and herpes simplex viruses.

In September 2013, data from Chimerix’s Phase 2 trial of brincidofovir in the prevention of CMV in hematopoetic cell transplant (HCT) recipients were published in The New England Journal of Medicine (N Engl J Med 369:1227-36). Building on these positive Phase 2 results in CMV prevention, Chimerix initiated the Phase 3 SUPPRESS trial in the third quarter of 2013 which, if positive, will be used to support Chimerix's initial regulatory submission for the Accelerated Approval of brincidofovir for prevention of CMV infection in adult HCT recipients.

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

In late 2013, Chimerix presented data from an exploratory trial of brincidofovir in early AdV infection.  A brincidofovir dose of 100 mg twice weekly initiated at the time of detection of AdV in the blood, provided evidence of an antiviral effect, and a numeric decrease in overall mortality.  In March 2014, Chimerix initiated an open-label pilot trial of brincidofovir for the treatment of AdV infection in immunocompromised patients.

Chimerix is also working with BARDA to develop brincidofovir as a medical countermeasure against smallpox.

About Chimerix

Chimerix is a biopharmaceutical company dedicated to developing and commercializing novel, oral antivirals in areas of high unmet medical need. Chimerix’s proprietary technology has given rise to two clinical-stage nucleotide analog lipid-conjugates, brincidofovir and CMX157, both of which have potential for enhanced activity and safety in convenient, orally administered dosing regimens. In the third quarter of 2013, Chimerix initiated the Phase 3 SUPPRESS trial of brincidofovir for the prevention of CMV infection in adult HCT recipients, also known as bone marrow transplants. Brincidofovir has shown broad-spectrum in vitro activity against all five families of DNA viruses that affect humans, including CMV, AdV, BKV and herpes simplex viruses. Brincidofovir has received Fast Track designation by the FDA, and the Phase 3 data, if positive, would be used to support Chimerix’s initial regulatory submission for the Accelerated Approval of brincidofovir for the prevention of CMV infection in adult HCT recipients. Chimerix is also working with BARDA to develop brincidofovir as a medical countermeasure against smallpox. Chimerix’s second product candidate, CMX157, was licensed to Merck in July 2012 for the treatment of HIV infections. For further information, please visit Chimerix’s website, www.chimerix.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Chimerix’s filings with the Securities and Exchange Commission, including without limitation its most recent Annual Report on Form 10-K, its most recently filed Current Reports on Form 8-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Chimerix undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146

# # #

CHIMERIX CONTACT:

Joseph T. Schepers

Executive Director, Investor Relations and Corporate Communications

jschepers@chimerix.com

919-287-4125

CHIMERIX, INC.
2505 Meridian Parkway, #340	Tel: (919) 806-1074
Durham, NC 27713	Fax: (919) 806-1146